EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Eagle Bancorp, Inc. on Form S-8 of our report, dated March 14, 2011, relating to the Consolidated Balance Sheets of Eagle Bancorp, Inc. as of December 31, 2010 and 2009, and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for each of the years ended December 31, 2010, 2009, and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the annual report on Form 10-K of Eagle Bancorp, Inc. for the year ended December 31, 2010.

/s/ Stegman & Company

Baltimore, Maryland

August 2, 2011